Exhibit 99(p)(19)

Genesis

Code of Ethics

25 August 2016

Code of Ethics

Contents

1.	Personal Dealing Procedures	4

2.	Insider Dealing	11

3.	Gifts and Entertainment	15

4.	Outside Activities	19

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Purpose of the Code of Ethics

Genesis’s principal business activity is to act as investment manager or adviser to institutional clients. The activities of Genesis individuals in managing their own investments, therefore, may involve conflicts of interest with client activity. The Code of Ethics exists to help Genesis and individuals to manage those conflicts to ensure that neither Genesis nor the individual can be criticised for any actual or perceived conflict of interest.

The following general fiduciary principles shall govern investment activities and the interpretation and administration of this Code of Ethics:

•	The interests of clients must be placed first at all times;

•	All personal securities transactions must be consistent with this Code and in such manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility.

•	An individual must comply with all applicable laws including U.S. federal securities law.

As part of an individual’s contract of employment with Genesis, employees undertake to comply with these procedures.

Any failure to comply with them may result in disciplinary action, and any deliberate attempt to avoid or circumvent these rules will incur disciplinary action and may result in immediate dismissal without notice.

However, this Code does not attempt to identify all possible conflicts of interest and literal compliance with specific provisions will not necessarily protect an individual from scrutiny or liability for personal trading or other conduct that violates a fiduciary duty to Genesis clients.

References herein:

Chris Ellyatt is Genesis’ Chief Compliance Officer (CCO) and Managing Director. Robert Bricout (GC) oversees the day-to-day legal, compliance and risk functions with the Firm (the Legal, Compliance & Risk department) and reports to the CCO.

References herein to the ‘Compliance Officer’ or ‘CO’ do not refer to any one individual and shall include: the CCO, GC or any member of the Legal, Compliance & Risk department.

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1.	Personal Dealing Procedures

As part of your contract of employment with Genesis, you undertake to comply with these procedures. Any failure to comply with them may result in disciplinary action, and any deliberate attempt to avoid or circumvent these rules will incur disciplinary action and may result in immediate dismissal without notice on the grounds of “Gross Misconduct”.

1.1	Which Securities are Covered?

“Covered Securities” is broadly defined and includes all securities, derivatives, bank debt, trade claims and similar investments unless specifically excluded below. Covered Securities include, without limitation, the following:

•	Debt and equity securities (whether or not such securities are public or private) including holdings in non-U.S. unit trusts, non-US mutual funds and other pooled vehicles;

•	Options on securities, indices, or currencies; and

•	All forms of limited partnership and limited liability company interests, including interests in private investment funds (such as hedge funds) and interests in investment clubs.

Covered Securities includes securities and funds which may be held in a self directed/self invested personal pension plan arrangement and are selected/instructed by the individual.

The term “Covered Securities” does not include the following:

•	Direct obligations issued by the U.S. government (e.g. treasury securities), and U.K. government (including Premium Bonds, Savings Certificates and Income Bonds); bankers’ acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt obligations, including repurchase agreements;

•	Investments in currencies (excluding options thereon);

•	Shares issued by money market funds; and

•	Shares of open-ended U.S. registered mutual funds and interests in unit trusts, open-ended investment companies and unit-linked life and pension products that are authorized for sale in the U.K. to the public other than:

(i)	ETFs;

(ii)	mutual funds or similar pooled vehicles advised or sub-advised by Genesis or an AMG Affiliate.

A “Restricted Security” is any security issued by a company within the Genesis emerging markets universe and any contract or instrument which is the functional equivalent of a position in such security.

A Restricted Security also includes, without limitation, any Covered Security that:

(a)	is issued by an entity that appears on Genesis’ Restricted List (X:\Common\Legal and Compliance\Restricted list of insider securities) (generally this would include any securities for which trading is prohibited based on Genesis’ possession or potential possession of inside information);

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(b)	is issued by a pooled vehicle managed by Genesis (other than as provided in 1.3.3(d) below);

(c)	is issued by Affiliated Managers Group, Inc.

A “Restricted Security” is not intended to include funds, ETFs or trackers on a basket of emerging market securities, indices, exchanges or currencies provided such securities are: (i) listed; (ii) managed by a non-Genesis entity; and, (iii) generally available to the public.

A “Restricted Security” is also not intended to include non-corporate issued, EM bonds (i.e. sovereign or government or quasi-government linked EM bonds).

Note: Securities held in accounts over which the Access Person has no direct or indirect influence or control. See section 1.7.

Any questions regarding the application of these terms should be referred to the Legal, Compliance & Risk department.

1.2	Who is Covered by the Code of Ethics?

A Supervised Person as used herein shall refer to (i) each Genesis partner and employee; (ii) each member of the GAM Operating Committee; and (iii) those other individuals as designated in writing by the CCO. It is noted that the non-executive members of the GAM Operating Committee:

•	are not involved in the day-to-day business of Genesis;

•	do not have access to non-public information regarding clients’ purchases and sales;

•	do not have access to current information regarding portfolio holdings; and

•	do not have access to non-public recommendations or potential holdings for any client accounts.

“Access Persons” are a subset of these Supervised Persons and shall include (i) each Genesis partner and employee; (ii) those other individuals as designated in writing by the CCO (i.e. certain consultants, contractors or interns). Access Persons are subject to all the requirements of Supervised Persons and to those additional requirements for Access Persons as noted herein.

The Personal Account Dealing requirements set forth herein apply to “Personal Accounts” beneficially owned by Access Persons or their “Immediate Family Members” (as such terms are defined in Appendix 1).

Any questions regarding the application of these terms should be referred to the Legal, Compliance & Risk department.

1.3	Personal Transactions in Restricted Securities

1.3.1	Access Persons

Access Persons and their Immediate Family Members are prohibited from engaging in any transaction for their personal account in Restricted Securities.

Specific exceptions may be granted by the CO on a case by case basis.

1.3.2	Supervised Persons

Supervised Persons who are not also Access Persons (i.e. non-executive members of the GAM Operating Committee) and their Immediate Family Members are prohibited from

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transactions in Restricted Securities for their personal account if the Supervised Person knew or, in the ordinary course of fulfilling his duties, should have known (as determined by the CCO in his discretion) that during the 15 day period immediately before or after his transaction, such security was traded or considered for trade in a Genesis client account.

1.3.3	Exceptions

a) Sales of Restricted Securities held by Access Persons or their Immediate Family on 12th May 2010

If an Access Person determines to sell a Restricted Security which was held on 12th May 2010, the prior written approval of the CO is required.

An approval to sell will be valid for 24 hours unless otherwise agreed with the CO. If a deal is not executed within that time, then a further request should be made for approval.

No purchase of Restricted Securities (or renewal/rollover in the case of spread bets or options) held on 12th May 2010 will be permitted unless an exception is granted pursuant to Section 1.3.1.

b) Corporate Actions etc.

The prohibition set forth in 1.3.1 above shall not apply to the exercise of rights by an issuer of Restricted Securities pro rata to all holders of a class of shares, or the acquisition of shares through stock dividends, dividend reinvestments, stock splits, mergers or similar corporate actions generally applicable to all holders of such shares.

c) Genesis Emerging Markets Fund Limited (GEMF) shares

GEMF shares held by Access Persons which were granted by Genesis may be sold by such staff member with the consent of the CO.

All other personal transactions in GEMF shares are subject to Section 1.3.1.

d) Other Genesis Funds

Provided they are eligible, Supervised Persons may purchase or sell interests in the pooled vehicles established and managed by Genesis however, the written consent (which may be in the form of an email or their assistance in instructing the transaction) of the CO must be obtained prior to such transaction.

1.4	Other Restrictions

1.4.1	Short Term Trading

An Access Person (and Immediate Family Members) shall not purchase and subsequently sell, or sell and subsequently purchase, any Covered Security within 60 days. Exceptional circumstances may be brought to the attention of the CCO and an exemption may be sought.

1.4.2	Initial Public Offerings

Access Persons (and Immediate Family Members) are prohibited from acquiring any Beneficial Ownership in any Covered Security issued in connection with an initial public offering unless a specific exemption has been provided by the CO.

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The CO will not likely grant any exceptions for investments in initial public offerings unless:

(a)	the offering is part of a “spin-off” or similar offering and the Access Person’s ability to participate is the direct result of the Access Person’s ownership of the shares of the parent company, or,

(b)	a “demutualisation” or similar transaction of a mutual bank, insurance company or similar issuer occurs, provided that;

(i)	the Access Person’s ability to participate is the direct result of the Access Person’s ownership of insurance policies or deposits issued or maintained by the issuer and;

(ii)	the allocation of shares available for acquisition by the Access Person is based on the Access Person’s ownership of these policies or deposits.

1.4.3	Limited Offerings

Participation in a limited offering (e.g. private placement) by an Access Person (and Immediate Family Members) in any Covered Security requires the prior written approval of the CO.

1.4.4	After-Hours Trading

No Access Person shall be entitled to purchase or sell shares of any mutual fund for which Genesis acts as investment advisor or sub-advisor at any time following the close of the market on which such shares are traded.

1.4.5	US Mutual Funds

No Access Person shall engage in the purchase or sale of any shares of any registered mutual funds for which Genesis acts as investment advisor or sub-advisor.

1.4.6	Personal investment strategies relating to variable remuneration

The UK FCA Remuneration Code (Principle 10: Personal investment strategies) states that:

“(1) A firm must ensure that its employees undertake not to use personal hedging strategies or remuneration or liability-related contracts of insurance to undermine the risk alignment effects embedded in their remuneration arrangements.

(2) A firm must maintain effective arrangements designed to ensure that employees comply with their undertaking.”

The accompanying guidance in the Code states that:

“In the FCA’s view, circumstances in which a person will be using a personal hedging strategy include entering into an arrangement with a third party under which the third party will make payments, directly or indirectly, to that person that are linked to or commensurate with the amounts by which the person’s remuneration is subject to reductions.”

Given the lack of guidance regarding the application of this principle, any transactions which might potentially conflict with this requirement should be referred to the CO, and will be considered on a case by case basis.

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1.5	Choice of Broker

All personal dealings in Covered Securities may be transacted through a broker of the individual’s choice. The broker’s name and in whose name the account is maintained should be disclosed as part of the reporting requirements set forth in Section 1.7 below (if such information is not contained on the trade confirmation or account statements as provided).

1.6	Broker Confirmations

Access Persons must arrange for a duplicate trade confirmation for transactions in all Covered Securities (or similar evidence of the transaction) to be delivered to the Legal, Compliance & Risk department within 10 business days of execution. Such period may be extended at the discretion of the CO. Such evidence of transactions must include the following: The date of the transaction, the title, the exchange ticker symbol or similar identifier, the price at which the transaction was effected, and as applicable the number of shares, or interest rate, maturity date and principal amount, of each reportable security involved; the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition); and, the name of the broker, dealer or bank (and account details) with or through which the transaction was effected.

1.7	Initial, Quarterly and Annual Holdings Reports

Each Supervised Person must submit to the Legal, Compliance & Risk department initial, quarterly and annual holdings reports disclosing:

(a)	Covered Securities in which the Supervised Person or his or her Immediate Family Members have any Beneficial Ownership or direct or indirect influence or control; and,

(b)	the name of the broker, dealer or bank with which the Supervised Person maintains an account in which any securities are held for his direct or indirect benefit (each, a “Holdings Report”) and for new accounts opened during the reporting period, the date that the account was established.

This may be done via a compliance management system and the Legal, Compliance & Risk department will provide guidance on how such reports must be submitted.

Every Supervised Person must submit the following reports, within the time frames set out below:

•	A Holdings Report no later than 10 days after becoming a Supervised Person, and the information contained in the report must be current as of a date no more than 45 days prior to the date of becoming a Supervised Person;

•	A Holdings Report and Quarterly Transaction Report no later than 30 days after the end of each calendar quarter; with respect to transactions during such quarter. Details of such transactions must include the same level of information as required under 1.6 above;

Such reports shall be reviewed by the CO. The CO will produce a report for the Operating Committee (no less than annually) which shall include any issues arising under the Code including but not limited to material violations under this Code of Ethics and any sanctions imposed as a result thereof.

With respect to Supervised Persons who are not also Access Persons (i.e. non-executive members of the GAM Operating Committee), reports pursuant to this Section 1.7 will be maintained by the Guernsey Compliance Officer who will report any violations of this Code to the GAM Chief Compliance Officer.

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Exception: Any report with respect to securities held in accounts over which the Supervised Person has no direct or indirect influence or control.

1.8	Declaration

An initial and annual declaration is required from each Supervised Person. Through this declaration, each Supervised Person confirms among other things that:

(a)	All relevant personal dealings have been notified to the Legal, Compliance & Risk department;

(b)	Where applicable, any trusts that have been established and which have been notified as being non-discretionary, remain so and that the Supervised Person does not have the capacity to recommend or influence; and,

(c)	No knowledge of any violations or potential violations of the Code or federal securities laws that have not already been reported internally.

As and when the Code of Ethics is amended, the CO will circulate the amended Code (or make available on the common directory or through the compliance management system) and bring material changes to the attention of Supervised Persons. A written acknowledgement that Supervised Persons have received, read and understood the amendments will be required for all material changes.

1.9	Reporting of Violations

All Supervised Persons have a duty to report any known or suspected violation of this Code to the CO, including any violation of the laws, rules, regulations or policies that apply to Genesis.

If you do not feel comfortable reporting the matter to the CO or you do not get a satisfactory response, you may contact the Managing Partner or Managing Director directly. You may also report known or suspected violations of the Code via the e-mail address: confidentialreporting@giml.co.uk or via post to: Managing Partner and/or Managing Director, Genesis Investment Management, LLP, 21 Grosvenor Place, London SW1X 7HU. Individuals making a report need not leave their name or other personal information and reasonable efforts will be used to conduct the investigation that follows from the report in a manner that protects the confidentiality and anonymity of the individual submitting the report.

All reports of known or suspected violations of the law or this Code will be handled promptly and with discretion by Genesis and your confidentiality will be protected to the extent possible, consistent with law and Genesis’ need to investigate your report.

Genesis prohibits retaliation against an individual who, in good faith, seeks help or reports known or suspected violations. Any reprisal or retaliation against an individual because the individual, in good faith, sought help or filed a report is prohibited and constitutes a violation of this Code and will be subject to disciplinary action, including potential termination of employment. Furthermore, nothing in this Code or in any other agreements you may have with Genesis is intended to prohibit any protected communication with any governmental agency or similar entity.

In addition, you may contact the Chairman of the Group Risk Committee (who is not a Genesis employee) via the e-mail address: confidentialgrouprisk@giml.co.uk.

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1.10	Maintenance of Records

The CO will retain the following records:

•	A copy of correspondence between the CO and Access Person, including reasons supporting the purchase of Restricted Securities or securities in limited offerings or IPOs

•	Broker confirmations

•	Initial, Quarterly and Annual Holdings and Transaction Reports

•	Annual declarations from Supervised Persons

•	A copy of the Code of Ethics that is in effect or within the past five years was in effect

•	Records of violations of the Code and action taken as a result of such action

•	A record of all written acknowledgements of receipt of the Code and material amendments for all persons who are or within the past five years were employees.

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2.	Insider Dealing

2.1	Introduction

Genesis’s reputation for integrity and high ethical standards in the conduct of its affairs is of paramount importance. To preserve this reputation, it is essential that all transactions in securities be effected in conformity with applicable securities laws. In particular, it is Genesis’s policy that no employee should knowingly trade in securities on the basis of material, non-public information. This is sometimes referred to as “insider trading”.

This Section constitutes Genesis’s Statement of Policies and Procedures on Insider Dealing (the “Statement”) and is issued in response to legislative and regulatory initiatives and activities.

In November, 1988, the Insider Trading and Securities Fraud Enforcement Act of 1988 (“the Act”) was enacted into US law. The Act is designed to add to the enforcement of securities laws, particularly in the area of insider trading, by imposing severe penalties on persons who violate the laws by trading on material, non-public information. The Act also imposes on broker-dealers and investment advisers the explicit obligation to establish, maintain and enforce written policies and procedures reasonably designed to prevent the misuse of inside information. In addition, in recent years insider trading has become a top enforcement priority of the SEC and the United States Attorneys. As a result of insider trading violations, both the firm and the employee(s) involved could be subject to disciplinary action or fines by the SEC, damage actions brought by private parties and criminal prosecutions.

Similarly, Part V of the UK Criminal Justice Act 1993 makes it a criminal offence with a maximum penalty of seven years’ imprisonment and an unlimited fine, for an individual who has non-public information to deal in price-affected securities (including warrants or derivatives relating to them) on a regulated market, or to deal with or through a professional intermediary or by acting himself as a professional intermediary.

See also AMG’s Insider Trading Policy and Procedures for additional information on “material non-public information,” available at:

X:\Common\Legal and Compliance\605_AMG_Insider_Trading_Policy_and_Procedures_FINAL_(7.1.14).pdf

2.2	Purpose of Statement

The purpose of this statement is to explain:

i)	the general legal prohibitions regarding insider trading;

ii)	the meaning of the key concepts underlying the prohibition;

iii)	the sanctions for insider trading and expanded liability for controlling persons; and

iv)	your obligations in the event you learn of material, non-public information. This Statement is intended to cover both the US and UK prohibition on insider dealing.

2.3	Applicability

This Statement applies to all Supervised Persons as set forth in the Code of Ethics and whether they deal for client account or their personal account.

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2.4	The Basic Insider Trading Prohibition

In general, the “insider trading” legislation and the related rules prohibit any person from:

•	trading while in possession of material, non-public information;

“Material” information is any information about a company or the market for the company’s securities that is likely to be considered important by reasonable investors, including reasonable speculative investors, in determining whether to trade. Information that affects the price of the company’s securities is likely to be deemed material.

While it is not possible to identify in advance all information that will be deemed to be material, some illustrations of such information would include earnings, dividend actions, mergers and acquisitions, major discoveries, major new products, significant advances in research, major personnel changes, labour negotiations, price changes or major marketing changes, government investigations, or significant litigation.

“Non-public” information is any information that has not been disclosed generally to the market place. Information received about a company that is not yet in general circulation should be considered non-public. Similarly, information received about another company in circumstances indicating that it is not yet in general circulation should be considered non-public.

•	communicating (“tipping”) such information to others;

•	recommending the purchase or sale of securities on the basis of such information; or

•	providing substantial assistance to someone who is engaged in any of the above activities, in breach of a duty of trust or confidence owed by that person directly or indirectly to the issuer.

In addition, an SEC rule prohibits an individual from trading while in possession of material, non-public information relating to a tender offer, whether or not trading involves a breach of duty, except for a firm acting in compliance with Chinese Wall procedures.

Although Genesis has a fiduciary relationship with its clients, Genesis has no legal obligation to trade or recommend trading on the basis of information its employees know to be “inside” information. In fact, such conduct could violate the federal securities laws.

2.5	Basic Concepts

The Act does not specifically define insider trading. However, US federal law prohibits knowingly or recklessly purchasing or selling directly or indirectly a security while in possession of material, non-public information or communicating (“tipping”) such information in connection with a purchase or sale. Under current case law, the SEC must establish that the person misusing the information has breached either a fiduciary duty to the shareholders or some other duty not to misappropriate insider information. Thus, the key aspects of insider trading are: (a) materiality, (b) non-public information, (c) knowing or reckless action and (d) breach of fiduciary duty or misappropriation.

2.6	Sanctions and Liabilities

2.6.1	Sanctions

Insider trading violations may result in severe sanctions being imposed on the individual(s) involved and on Genesis. These could involve SEC administrative sanctions,

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such as: being barred from employment in the securities industry, SEC suits for disgorgement and civil penalties of, in the aggregate, up to three times profits gained or losses avoided by the trading, private damage suits brought by persons who traded in the market at about the same time as the person who traded on inside information, and criminal prosecution which could result in substantial fines and jail sentences.

Similarly, Part V of the UK Criminal Justice Act 1993 makes it a criminal offence with a maximum penalty of seven years’ imprisonment and an unlimited fine, for an individual to engage in insider dealing.

Even in the absence of legal action, violation of insider trading prohibitions or failure to comply with this Statement and the Code may result in termination of your employment and referral to the appropriate authorities.

2.6.2	Controlling Persons

The Act increases the liability of “controlling persons” - defined to include both an employer and any person with the power to influence or control the activities of another. For purposes of the Act, any individual or firm that is a director or officer exercising policy making responsibility is presumed to be a controlling person. Thus, a controlling person may be liable for another’s actions as well as his or her own.

A controlling person of an insider trader or tipper may be liable if such person failed to take appropriate steps once such person knew of, or recklessly disregarded the fact that the controlled person was likely to engage in, a violation of the insider trading limitations. The Act does not define the terms, but “reckless” is discussed in the legislative history as a “heedless indifference as to whether circumstances suggesting employee violations actually exist.”

A controlling person of an insider trader or tipper may also be liable if such person failed to adopt and implement measures reasonably designed to prevent insider trading. This Statement and the Code are designed for this purpose, among others.

2.7	Procedures to be followed when receiving Inside Information

General

Whenever a Supervised Person receives what he or she believes may be material, non-public information, he or she:

•	must not trade on his or her own behalf or on behalf of a client, private proprietary accounts or other accounts in the securities to which the information relates, tip the information to others or recommend purchase or sale of securities while that information remains non-public.

•	must promptly contact the CO and refrain from disclosing the information to anyone else, unless specifically advised to do so by the CO.

If you believe you have been made an insider

If any person believes that they are in receipt of inside information or are compromised by virtue of a close relative being an “insider” this must be reported promptly to the CO. It is not sufficient to rely on others to identify inside information and all Supervised Persons are encouraged to promptly raise any concerns as to whether they may be in receipt of insider information with the CCO or in his absence member of the Legal, Compliance & Risk department.

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Close Relatives

Supervised Persons are embraced by restrictive requirements in circumstances where close relatives (typically spouses) and other connected persons e.g. related directors and employees themselves become “insiders”.

In such circumstances, the Supervised Person must immediately notify the CO confidentially in writing and confirm the period during which the close relative remains an “insider”.

Market Soundings

A market sounding comprises the communication of information, prior to the announcement of a transaction, in order to gauge the interest of potential investors in a possible transaction and the conditions relating to it such as its potential size or pricing. As such, market soundings will contain confidential and inside information.

The particulars of that information must only be internally communicated at Genesis on a need-to-know basis. If inside information is shared with another Supervised Person, that individual must be made fully aware that the information in question constitutes inside information.

Whenever a Supervised Person partakes in a market sounding, that individual must inform the CO by e-mail without delay.

Restricted Security and Restricted List

Upon notification that a Supervised Person may be an insider, the Legal, Compliance & Risk department will review the information and dependent on their assessment, the security will be added to Genesis’ Restricted List (X:\Common\Legal and Compliance\Restricted list of insider securities) which includes any securities for which trading is prohibited based on Genesis’ possession or potential possession of inside information.

The Legal, Compliance & Risk department will then update the Investment Team and Dealing Desk and ensure that if the relevant security is set up in SCD, a trading block is applied in SCD.

During such period, the affected security will be considered a Restricted Security and the situation monitored closely. On no account should the affected security, or fact that it has been reported, be discussed with anyone other than the Genesis’ Legal, Compliance & Risk department. The treatment as a Restricted Security operates to ensure that persons within Genesis do not act or appear to act on inside information held by themselves or others connected to them by kinship or employment.

The primary interest is to avoid potential conflicts of interest and avoid potential embarrassment or censure of the individual and the Firm.

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3.	Gifts and Entertainment

The purpose of this section of the Code is to ensure that the conduct of Supervised Persons is appropriate to the nature of Genesis business and the environment in which Genesis operates and to avoid the potential for any perceived or real conflict of interest or allegation of bribery or compromise.

As used herein,

A “Gift” is defined as any item, cash or goods or any service which is offered or provided as a result of primarily a business relationship at a cost that is less than commercial value or no cost and shall include items such as conference fees, lodging, transportation and holiday gifts.

“Hospitality” is defined as any entertainment activity or reception which is more than incidental in nature (such as a beverage or light refreshment) which is offered or provided as a result of a primarily business relationship and shall include items such a meals, golf and event tickets.

3.1	Giving of Gifts and Hospitality

3.1.1	General

It is forbidden for Supervised Persons to provide, or offer to provide, any Gift or Hospitality to any party which could be viewed as improper, aimed at influencing decision making or making the recipient feel beholden to the Supervised Person.

3.1.2	Giving of Gifts

As a general matter, it is Genesis’ policy not to provide Gifts; however, it is expected that in limited circumstances a gift may be appropriate, provided it is reasonable and are in keeping with the nature of the relationship. Any Gifts which may be made by Genesis, its partners or employees, with a monetary value of more than £50, must be approved by the CO beforehand.

Any Gifts which may be made by Genesis, its partners or employees, with a monetary value of more than £500, must be approved by the CCO or GC beforehand.

Evidence of such approval and details of the Gift and recipient(s) must be provided to the Legal, Compliance & Risk department.

3.1.3	Provision of Hospitality

Hospitality should only be provided in the presence of at least one member of Genesis and preferably when more than one is present. All Hospitality that is provided should be reasonable given the circumstances. Details of all Hospitality with a monetary value of more than £100, and recipient(s) of such, must be provided to the CO.

All Hospitality that is provided by Genesis, its partners or employees, with a monetary value of more than £500, must be approved by the CCO or GC prior to the event.

Evidence of such approval and details of the Hospitality must be reported to the Legal, Compliance & Risk department.

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3.1.4	Gifts and Hospitality involving public officials

Additional prohibitions and restrictions apply with respect to Gifts and Hospitality extended to certain US public and foreign officials. US public officials include any officer or employee of a state or municipal pension plan. Foreign officials include any officer or employee of a non-U.S. government, political party or any instrumentality of such government, or any person acting in an official capacity for or on behalf of the non-U.S. government or its instrumentality. Furthermore, officers and employees of foreign state-owned companies may also be considered foreign officials. Even if a company is not wholly owned by the state, it may be considered an “instrumentality” of a government if the government exercises substantial control over such company. Given the complexities of these regulations, the CCO or GC must be consulted prior to the provision of any such Gift and/or Hospitality to a US public or foreign official.

3.1.5	Charitable or Political Contributions

Requests for charitable contributions from Clients or potential Clients should be politely declined. However, where Supervised Persons feel that it is not possible to do this without causing offence, the payment must be cleared with the Managing Partner or CCO before payment.

Genesis prohibits Supervised Persons from making political contributions on behalf of Genesis or to be reimbursed for personal political contributions, or from making political contributions for the purpose of securing or retaining business.

As a registered investment adviser in the U.S., Genesis and its employees are subject to various U.S. laws and regulations that prohibit or restrict the making of political contributions in any form to obtain business or an advantage in conducting business. Accordingly, Supervised Persons are prohibited from making a personal political contribution for any purpose to a U.S. federal, state or local government elected official, candidate, or entity (including any political action committee) without the written consent of the CCO.

Supervised Persons may also not coordinate or solicit any person or political action committee to make any contribution to an U.S. elected official or candidate for state or municipal government entity.

All new Supervised Persons will be required to report any U.S. political contributions made in the two years leading up to the date on which they become a Supervised Person.

All requests for political or campaign contributions from Clients or potential Clients shall be declined and referred promptly to the CCO.

The solicitation of charitable, political or campaign contributions from Clients or potential Clients is forbidden.

This section is not intended to extend to actions of family members of Supervised Persons unless such actions may be viewed as circumventing the provisions of this Code as determined by the CCO.

3.2	Accepting Gifts or Hospitality

3.2.1	General

It is forbidden for Supervised Persons to receive any Gift or Hospitality from any party which may be viewed as improper or aimed at influencing decision making.

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3.2.2	Accepting Gifts

Access Persons

Gifts should only be accepted where they are reasonable and are in keeping with the nature of the relationship. Cash or its equivalent shall always be declined. Where it is impossible to refuse a Gift that may be viewed as inappropriate, the recipient should notify the CO and it is expected that such Gift will either be retained for Genesis’ use or distributed amongst all members of staff.

All Gifts with a monetary value of more than £50 shall be reported to the Legal, Compliance & Risk department within 10 business days of acceptance, and shall require the approval of the CO in determining whether it is appropriate to keep such gift.

All Gifts with a monetary value of more than £500 shall be reported to the Legal, Compliance & Risk department within 72 hours of acceptance, and shall require the approval of the CCO or GC in determining whether it is appropriate to keep such gift.

Supervised Persons

Supervised Persons who are not also Access Persons (i.e. non-executive members of the GAM Operating Committee) shall report on a quarterly basis to the Guernsey Compliance Officer all Gifts with a monetary value of more than £50.

3.2.3	Receiving Hospitality

Access Persons

A modest level of Hospitality is part of commercial life and inevitably Genesis’ suppliers will offer Hospitality to Access Persons. Hospitality is subject to the general rule of appropriateness. For example, it is generally acceptable to receive light refreshments, or a light lunch (e.g. on a site visit) or a lunch or dinner if attending or speaking at a conference.

Access Persons are forbidden from accepting Hospitality when members of the providing supplier are not present. Therefore if a supplier provides tickets to an event but does not propose to attend himself, the tickets supplied should be treated as a Gift rather than Hospitality and subject to those rules. Similarly, travel to and from Hospitality should not be accepted unless it is clearly part of the event, is provided to all attendees and is in the company of the provider.

Examples of Hospitality that may be considered not appropriate include but are not limited to:

•	Transportation expenditures, such as airfare, rental car costs or taxi fares, when the cost of such expenditures can be calculated and reimbursed;

•	Hotel or other lodging accommodation expenditures, when the cost of such expenditures can be calculated and reimbursed; or

•	Tickets to major sporting events, where the market value of the tickets substantially exceeds the face value, as determined by the CCO (e.g., World Cup tickets, Wimbledon final round tickets, etc.).

Any Hospitality with an open market value of more than £100 must be approved by the CO prior to the event and the details reported to the Legal, Compliance & Risk department.

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Any Hospitality with an open market value of more than £500 must be approved by the CCO or GC prior to the event and the details reported to the Legal, Compliance & Risk department.

Supervised Persons

Supervised Persons who are not also Access Persons (i.e. non-executive members of the GAM Operating Committee) shall report on a quarterly basis to the Guernsey Compliance Officer all Hospitality with an open market value of more than £100.

Due to the potential repercussions to Genesis, non compliance with this section may be regarded as a serious disciplinary offence.

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4.	Outside Activities

Due to the potential for conflicts of interest and insider trading issues all Supervised Persons are discouraged from engaging in outside activities or investment activities that may interfere with their Genesis duties.

4.1	On a Publicly Traded Company

No Supervised Person shall serve on the board of directors of publicly traded companies without prior authorisation of the CCO. If such an authorisation is provided, the CCO will determine how to isolate the Supervised Person serving as a director from participating in investment decision with respect to the pertinent company on a case by case basis.

4.2	Other Activities

Access Persons must seek the approval of the CCO prior to acceptance of any outside business affiliations including directorships of private companies, consulting engagements, public/charitable positions, fiduciary appointments or executorships, trusteeship or power of attorney (other than with respect to a family member) appointment to a creditor committee. If such approval is provided, the CCO will determine how to manage any conflict or perceived conflict of interest. This may include requiring such individual to excuse himself from participating in a particular matter.

Supervised Persons who are not also Access Persons (i.e. non-executive members of the GAM Operating Committee) must disclose any new outside business affiliations to the CCO on a quarterly basis. However if such outside business affiliations involves emerging markets, any Genesis client or material service provider to Genesis, such Supervised Person must seek approval of the CCO prior to accepting such appointment.

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Appendix 1:

Personal Account

“Personal Account” means any brokerage or other securities account in which a Covered Person or the “Immediate Family Members” of a Covered Person have any direct or indirect “Beneficial Ownership”.

Immediate Family Members

Persons deemed to be “Immediate Family Members” include a Covered Person’s:

•	Spouse or domestic partner (unless the spouse or domestic partner does not live in the same household and the Covered Person does not contribute in any way to his or her support);

•	Children under the age of 18;

•	Children who are age 18 or older, only if they live in the same household with the Covered Person; and,

•	Any of the following persons who live in the Covered Person’s household: stepchildren, grandchildren, parents, step-parents, grandparents, brothers, sisters, parents-in-law, sons-in-law, daughters-in-law, brothers-in-law and sisters-in-law, including adoptive relationships.

•	Any person or entity for which the Covered Person acts as a fiduciary (e.g. acting as a trustee) or who has given investment discretion to the Covered Person.

Beneficial Ownership

A Covered Person or his or her Immediate Family Members are deemed to have “Beneficial Ownership” of a Personal Account if they, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, have or share a direct or indirect opportunity to profit or share in any profit derived from the relevant Personal Account.

For a full definition of Beneficial Ownership, refer to Rule 16a-1(a) (2) under the Securities Exchange Act of 1934 (the “Exchange Act”).

Beneficial Ownership also includes, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, having or sharing “voting power” or “investment power,” as those terms are used in Section 13(d) of the Exchange Act and Rule 13d-3 thereunder.

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